EXHIBIT (m)(3)
                                                                  --------------

                                DISTRIBUTION PLAN
                             PURSUANT TO RULE 12b-1
                                       OF
                         MORGAN KEEGAN SELECT FUND, INC.


      WHEREAS, Morgan Keegan Select Fund, Inc. ("Fund") is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended ("1940 Act") and has two distinct series of shares of common stock which have been designated Morgan Keegan Intermediate Bond Fund and Morgan Keegan High Income Fund (the "Series"); and

      WHEREAS, the Fund desires to adopt a Plan of Distribution ("Plan") pursuant to Rule 12b-1 under the 1940 Act with respect to the Class C shares of the above-referenced Series and of such other series as may hereafter be designated by the Fund's Board of Directors ("Board") and have Class C shares established; and

      WHEREAS, the Fund has entered into an Underwriting Agreement with Morgan Keegan & Company, Inc. ("Morgan Keegan") pursuant to which Morgan Keegan has agreed to serve as Distributor of the Class C shares of each Series;

      NOW THEREFORE, the Fund hereby adopts this Plan with respect to the Class C shares of each Series in accordance with Rule 12b-1 under the 1940 Act.

            1. A. The following Series of the Fund are authorized to pay to Morgan Keegan, as compensation for Morgan Keegan's services as Distributor of Series' Class C shares, distribution fees at the rate (on an annualized basis) set forth below of the average daily net assets of the Series' Class C shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine:

                  Morgan Keegan Intermediate Bond Fund:   .35 %
                  Morgan Keegan High Income Fund:         .50 %

                  B. The following Series of the Fund are authorized to pay to Morgan Keegan, as compensation for Morgan Keegan's services to shareholders of the Series' Class C shares, a service fee (on an annualized basis) of the average daily net assets of the Series' Class C shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine as set forth below:

                  Morgan Keegan Intermediate Bond Fund:   .25 %

                  Morgan Keegan High Income Fund:         .25 %

                  C. Any series hereafter established is authorized to pay to Morgan Keegan, as compensation for Morgan Keegan's services as Distributor of the series' Class C shares, distribution and service fees in the amounts to be agreed upon in a written distribution fee addendum to this Plan ("Distribution Fee Addendum") executed by the Fund on behalf of such series. All such Distribution Fee Addenda shall provide that they are subject to all terms and conditions of this Plan.

                  D. The distribution and service fees payable hereunder are payable without regard to the aggregate amount that may be paid over the years, provided that, so long as the limitations set forth in Article III, Section 26(d) of this Rules of Fair Practice of the National Association of Securities Dealers, Inc. ("NASD") remain in effect and apply to distributors or dealers in the Fund's shares, the amounts paid hereunder shall not exceed those limitations, including permissible interest.

                  E. Any Series may pay a distribution or service fee to Morgan Keegan at a lesser rate than the fees specified above, as agreed upon by the Board and Morgan Keegan and as approved in the manner specified in Paragraph 8 of this Plan.

            2. Morgan Keegan may spend the fees it receives pursuant to paragraph 1 of this Plan and/or its other resources on any activities or expenses primarily intended to result in the sale of the Fund's shares or the servicing and maintenance of shareholder accounts, including but not limited to, compensation to investment executives or other employees of Morgan Keegan, and independent dealers; compensation to and expenses, including overhead and telephone expenses, of employees who engage in or support distribution of shares or who service shareholder accounts; printing of prospectuses, statements of additional information and reports for other than existing shareholders; and preparation, printing and distribution of sales literature and advertising materials. The amount of the fees payable by the Fund to Morgan Keegan under paragraph 1 hereof is not related directly to expenses incurred by Morgan Keegan in serving as Distributor, and this paragraph 2 neither obligates the Fund to reimburse Morgan Keegan for such expenses nor obligates Morgan Keegan to incur distribution or shareholder servicing expenses equal to or in excess of the fees it receives.

            3. This Plan shall not take effect with respect to the Class C shares of any Series until it has been approved, together with any related agreements, by votes of a majority of both (a) the Board and (b) those directors of the Fund who are not "interested persons" of the Fund, as defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements; and until the directors who approve the Plan with respect to such Series' Class C shares have, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and (b) of the 1940 Act, concluded that there is a reasonable likelihood that the plan will benefit the company and its shareholders.

            4. This Plan shall continue in effect for a period of one year from the date of execution of this Plan and shall continue in full force and effect thereafter for successive periods of up to one year, for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.


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

            5. Any person authorized to direct the disposition of monies paid or payable by any Series pursuant to this Plan or any related agreement shall provide to the Fund's Board of Directors and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. Morgan Keegan shall submit only information regarding amounts expended for "distribution activities," as defined in paragraph 6, to the Board in support of the distribution fee payable hereunder and shall submit only information regarding amounts expended for "service activities," as defined in paragraph 6, to the Board in support of the service fee payable hereunder.

            6. For purposes of this Plan, "distribution activities" shall mean any activities in connection with Morgan Keegan's performance of its obligations under the Underwriting Agreement that are not deemed "service activities." As used herein, "distribution activities" also includes sub-accounting or recordkeeping services provided by an entity if the entity is compensated, directly or indirectly, by the Series or Morgan Keegan for such services. Such entity may also be paid a service fee if it provides appropriate services. Nothing in the foregoing is intended to or shall cause there to be any implication that compensation for such services must be made only pursuant to a plan of distribution under Rule 12b-1. "Service activities" shall mean activities covered by the definition of "service fee" contained in amendments to
Article III, Section 26(d) of the NASD's Rules of Fair Practice that became effective July 7, 1993, including the provision by Morgan Keegan of personal, continuing services to investors in the Fund's shares. Overhead and other expenses of Morgan Keegan related to its "distribution activities" or "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such distribution or service activities, respectively.

            7. This Plan may be terminated with respect to the Class C shares of any Series at any time by vote of a majority of the Rule 12b-1 Directors or by vote of a majority of the "outstanding voting securities" (as defined in the 1940 Act). The fees set forth in paragraph 1 hereof will be paid by the Fund to Morgan Keegan unless and until either the Plan or Underwriting Agreement is terminated or not renewed. If either the Plan or Underwriting Agreement is terminated or not renewed, expenses incurred by Morgan Keegan in connection with providing services thereunder in excess of the fees specified in paragraph 1 hereof which Morgan Keegan has received or accrued through the termination date are the sole responsibility and liability of Morgan Keegan, and are not obligations of the Fund.

            8. This Plan may not be amended with respect to the Class C shares of any Series to increase materially the amount of distribution and service fees provided for in paragraph 1 hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities of the Class C shares of any Series, and no material amendment to the Plan shall be made with respect to the Class C shares of any Series unless such amendment is approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

            9. While this Plan is in effect, the selection and nomination of directors of the Fund who are not interested persons of the Fund, as defined in the 1940 Act, shall be committed to the discretion of the directors who are themselves not interested persons of the Fund, as defined in the 1940 Act.


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

            10. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.


      IN WITNESS WHEREOF, the Fund has executed this Plan as of the date and year set forth below:

      Date:  March 15, 1999         MORGAN KEEGAN SELECT FUND, INC.




                                    By:   /s/ Charles D. Maxwell
                                          ----------------------
                                          Name: Charles D. Maxwell
                                          Title:  Secretary

Attest:

By:   /s/ Linda J. Harwood
      --------------------
      Linda J. Harwood




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